Exhibit 99.1

                       VaxGen Selected by U.S. Government
                         to Develop New Anthrax Vaccine

      October 3, 2002 - Brisbane, Calif. -VaxGen Inc. (Nasdaq: VXGN), the current leader in AIDS vaccine development, has been awarded a contract from the National Institute of Allergy and Infectious Diseases (NIAID), part of the U.S. National Institutes of Health (NIH), to develop a new anthrax vaccine and to create a feasibility plan to manufacture an emergency stockpile of 25 million doses. NIAID is expected to award a separate contract in 2003 to manufacture the stockpile.

      The only anthrax vaccine currently licensed, BioThrax(R), requires six injections over 18 months. The goal of the new government contract is to develop a vaccine that proves to be safe in humans, efficacious in animal challenge studies and requires no more than three injections.

      Under the initial phase of the NIAID contract, VaxGen will be awarded $13.6 million to advance the development of a vaccine candidate initially developed by the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID). If results from the first phase are positive, VaxGen will be eligible for an additional $13.6 million in 2003 as a continuation of the current contract to support a Phase II clinical trial. A second, much larger contract to manufacture the 25-million dose stockpile will be awarded by NIAID through a competitive bid process next year.

      "This award builds on VaxGen's expertise in the development, testing and manufacturing of vaccines, and reflects our commitment to develop a broad array of biopharmaceutical products for the prevention and treatment of human infectious diseases," said VaxGen Chief Executive Officer Lance K. Gordon, Ph.D. "Our objective is to meet or exceed the government's requirements and be selected to supply vaccine for the stockpile. If successful we would also plan to sell the vaccine to other approved governments and private customers."

      As a major sub-contractor to VaxGen, Battelle of Columbus, Ohio, will have primary responsibility for initial manufacturing of the vaccine candidate as well as for conducting pre-clinical safety and efficacy studies in accordance with FDA guidelines. VaxGen has budgeted approximately $4.5 million for Battelle's contributions to this urgent initiative. Battelle has substantial experience in biologics research and development, specifically including anthrax vaccines.

      VaxGen will have overall responsibility for the implementation and management of the contract, including product design, regulatory compliance, design and conduct of the Phase I human clinical trial and preparation of a plan to manufacture the 25-million dose stockpile utilizing qualified manufacturing operations. The plan may be based on use of VaxGen's South San Francisco biologics manufacturing facility, currently under

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development, which will also be used to manufacture up to 10 million doses per year of VaxGen's AIDS vaccine candidates, if they are licensed.

      Under an agreement with the USAMRIID, VaxGen and Battelle will continue the development and testing of the recombinant Bacillus anthracis vaccine candidate known as rPA102. This investigational vaccine, developed and tested at USAMRIID, combines the safety benefits of a vaccine made through modern recombinant technology with a record of efficacy documented in animal models. It is an alum-adjuvanted, single component, recombinant protein vaccine candidate similar in composition to VaxGen's investigational AIDS vaccines.

      This contract has been funded in whole with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, under Contract No. N01-A1-25494.

      About VaxGen

      VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases. It is the only company with AIDS vaccine candidates in Phase III clinical trials. VaxGen's two trials, involving nearly 8,000 volunteers in North America, Europe and Thailand, are designed to determine if VaxGen's AIDSVAX investigational vaccines can prevent humans from becoming infected with HIV, the virus that causes AIDS. VaxGen expects to announce primary results from the first trial in the first quarter of 2003, with results from the second trial expected about nine months later.

      VaxGen is also the major shareholder of Celltrion Inc., a joint venture that plans to build a large-scale facility in South Korea for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.

      Contacts:  Lance Ignon
                 Vice President, Corporate Communications
                 (650) 624-1016

                 Jim Key
                 Associate Director, Corporate Communications
                 (650) 624-1065

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Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the progress, costs, timing and results of the anthrax contract with NIH; our and our subcontractors' ability to develop a new anthrax vaccine in accordance with government specifications, or at all; our ability to secure a government contract to manufacture and supply an anthrax vaccine, if development of such a vaccine were successful; the progress, costs and results of our Phase III clinical trials; domestic and foreign regulatory approvals of AIDSVAX; the ability to manufacture and supply AIDSVAX or any other vaccine or product; our ability to commercialize AIDSVAX or any other vaccine or product; our ability to manage our foreign manufacturing joint venture; the timing, and announcement of results, of either of our Phase III clinical trials, including the timing and announcement of results from any interim analyses; our beliefs regarding the future success of AIDSVAX and other products currently under development or proposed to be developed; and the ability of our Celltrion joint venture to raise necessary funding for execution of its business plan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.